Exhibit 12(a)(1)

MELLON OPTIMA L/S STRATEGY FUND, L.L.C.

COMPLIANCE POLICIES AND PROCEDURES

MELLON OPTIMA L/S STRATEGY FUND, L.L.C.

COMPLIANCE POLICIES AND PROCEDURES

I.	Overview

This Code of Business Conduct and Ethics (the “Code”) sets forth the legal and ethical standards of conduct for the principal executive officer and principal financial officer (the “Covered Officers”) of Mellon Optima L/S Strategy Fund LLC (the “Fund”). The Fund’s Covered Officers are identified on Appendix A to this Code.

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (the “SEC”) rules thereunder, the Board of Directors of the Fund (the “Board”) has implemented the Code to promote and demonstrate honest and ethical conduct in its Covered Officers.

The Covered Officers are also employees of The Bank of New York Mellon Corporation or one of its subsidiaries (“BNY Mellon”). In addition to adhering to the Code, these individuals must comply with other Fund and BNY Mellon policies and procedures, such as the Fund’s code of ethics governing personal trading activities, as adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and BNY Mellon’s Code of Conduct.

The Fund’s Ethics Compliance Officer (the “Ethics Compliance Officer”), in consultation with counsel to the Fund, is primarily responsible for implementing and enforcing this Code. The Ethics Compliance Officer, in consultation with counsel to the Fund, has the authority to interpret the Code and its applicability to particular circumstances. Any questions about the Code should be directed to the Ethics Compliance Officer and counsel to the Fund. The Ethics Compliance Officer is not a Covered Officer under this Code. The Ethics Compliance Officer is identified on Appendix A to this Code.

II.	Purposes of the Code

The purposes of the Code are to deter wrongdoing and to:

•	promote honest and ethical conduct among Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

promote full, fair, accurate, timely and understandable disclosures in reports and documents that the Fund files with or submits to the SEC (and in other public communications from the Fund) and that are within the Covered Officers’ responsibilities;

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COMPLIANCE POLICIES AND PROCEDURES

•	promote compliance with applicable laws, rules and regulations;

•	encourage the prompt internal reporting of violations of the Code to the Ethics Compliance Officer; and

•	establish accountability for adherence to the Code.

III.	Responsibilities of Covered Officers

A.	Honest and Ethical Conduct

It is the duty of every Covered Officer to encourage and demonstrate honest and ethical conduct, as well as adhere to and require adherence to the Code and any other applicable policies and procedures designed to promote this behavior. Covered Officers must at all times conduct themselves with integrity, putting first the interests of the investors of the Fund they serve.

Covered Officers also must, at all times, act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. Covered Officers also should responsibly use and control all Fund assets and resources entrusted to them.

Covered Officers may not discourage the reporting of actual or apparent violations of the Code or applicable laws or regulations. Individuals that report in good faith suspected violations of the Code or applicable laws or regulations should not be adversely affected in employment or other matters for making such reports. Covered Officers should create an environment that encourages the exchange of information, including concerns of the type that this Code is designed to address.

B.	Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s personal interests interfere with the interests of the Fund for which he or she serves as an officer. Covered Officers may not improperly use their position with the Fund for personal or private gain to themselves, their family, or any other person.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund, because of their status as “affiliated persons” of the Fund. Covered Officers must comply with applicable laws and

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COMPLIANCE POLICIES AND PROCEDURES

regulations. Therefore, any violations of existing statutory and regulatory prohibitions on individual behavior will also be deemed a violation of this Code.

As to conflicts arising from, or as a result of the advisory relationship between the Fund and its investment adviser (the “Adviser”), of which a Covered Officer may also be an officer and/or employee, it is recognized by the Board that, subject to the Adviser’s fiduciary duties to the Fund, the Covered Officers will in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both) be involved in establishing policies and implementing decisions which may have different effects on the Adviser and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contract relationship between the Fund and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Fund.

Covered Officers should avoid actual conflicts of interest, and appearances of conflicts of interest, between the Covered Officer’s duties to the Fund and his or her personal interests. If a Covered Officer suspects or knows of a conflict or an appearance of one, the Covered Officer must immediately report the matter to the Ethics Compliance Officer and counsel for the Fund.

When actual, apparent or suspected conflicts of interest arise that have not been addressed or reported in connection with a Covered Officer, the Adviser’s personnel aware of the matter should promptly contact the Ethics Compliance Officer and counsel for the Fund. There will be no reprisal against any person reporting in good faith an actual, apparent or suspected conflict of interest.

Upon receipt of a report of a possible conflict, the Ethics Compliance Officer and counsel to the Fund will take steps to determine whether a conflict exists. In so doing, the Ethics Compliance Officer and counsel to the Fund may take any actions they determine to be appropriate in their discretion and may use all reasonable resources, including retaining or engaging independent legal counsel, accounting firms or other consultants, subject to applicable law.1 After full review of a report of a possible conflict of interest, the Ethics Compliance Officer and counsel to the Fund may determine that no conflict or reasonable appearance of a conflict exists. If, however, the Ethics Compliance Officer and counsel to the Fund determine that an actual conflict or appearance of a conflict exists, the Ethics Compliance Officer and counsel to the Fund will promptly inform the Chairman of the Independent Directors of the conflict or appearance of a conflict and its proposed resolution in the best interests of the investors of the Fund. Absent any objection from the Independent Directors, the Ethics Compliance Officer and counsel to the Fund will implement the proposed resolution. In lieu of determining whether a conflict exists,

[1]	For example, retaining the Fund’s independent accounting firm may require pre-approval by the Fund’s audit committee.

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COMPLIANCE POLICIES AND PROCEDURES

the Ethics Compliance Officer and counsel to the Fund may refer the matter to the Independent Directors.

After receiving a report of a possible conflict of interest, the Ethics Compliance Officer and counsel to the Fund will discuss the matter with the person who reported it (and with the Covered Officer at issue, if different) for purposes of educating those involved on conflicts of interests (including how to detect and avoid them, if appropriate).

Appropriate resolution of conflicts may restrict the personal activities of the Covered Officer and/or his family, friends or other persons.

Neither (a) the determination that no conflict or reasonable appearance of a conflict exists nor (b) the disclosure and resolution of a conflict or appearance of a conflict as described above is considered to be a waiver of the Code’s requirements.

Any questions about conflicts of interests, including whether a particular situation might be a conflict or an appearance of one, should be directed to the Ethics Compliance Officer and counsel to the Fund.

C.	Use of Personal Fund Investor Information

A Covered Officer may not use or disclose personal information about Fund investors, except in the performance of his or her duties for the Fund. Each Covered Officer also must abide by the Fund’s and the Adviser’s privacy policies under SEC Regulation S-P.

D.	Public Communications

In connection with his or her responsibilities for or involvement with the Fund’s public communications and disclosure documents (e.g., Fund investor reports, registration statements, press releases), each Covered Officer must provide information to Fund service providers (within the Adviser’s organization or otherwise) and to government regulators and self-regulatory organizations that is accurate, complete, relevant and timely.

Further, within the scope of their duties, Covered Officers will endeavor to ensure full, timely, and accurate disclosure in Fund disclosure documents. Covered Officers involved in or responsible for the Fund’s public disclosure documents will oversee, or appoint others to oversee, processes for the timely creation and review of the accuracy of public reports and regulatory filings. Each Covered Officer also will familiarize himself or herself with the disclosure requirements applicable to the Fund, to the extent necessary to fulfill his or her responsibilities as a Covered Officer, and will adhere to, and will promote adherence to, Fund

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COMPLIANCE POLICIES AND PROCEDURES

and Adviser disclosure controls, processes and procedures, including the Adviser’s disclosure controls and procedures, which govern the process by which Fund disclosure documents are created and reviewed.

To the extent that Covered Officers participate in the creation of a Fund’s books and records, they must do so in a way that promotes the accuracy, fairness and timeliness of those records.

E.	Compliance with Applicable Laws, Rules and Regulations

In connection with his or her duties and within the scope of his or her responsibilities as a Covered Officer, each Covered Officer must comply with governmental laws, rules and regulations that apply to his or her role, responsibilities and duties with respect to the Fund (“Applicable Laws”). These requirements do not impose on Covered Officers any additional substantive duties. Additionally, Covered Officers should promote compliance with Applicable Laws.

If a Covered Officer knows of any material violations of Applicable Laws or suspects that such a violation may have occurred, the Covered Officer is expected to promptly report the matter to the Ethics Compliance Officer.

IV.	Violation Reporting

A.	Overview

Each Covered Officer must promptly report, and promote the reporting of, any known or suspected violations of the Code to the Ethics Compliance Officer and the counsel to the Fund.

Examples of violations of the Code include, but are not limited to, the following:

•	unethical or dishonest behavior

•	obvious lack of adherence to policies surrounding review and approval of public communications and regulatory filings

•	failure to report violations of the Code

•	material violations of Applicable Laws

•	failure to acknowledge and certify adherence to the Code

The Ethics Compliance Officer, upon consultation with counsel to the Fund, have the authority to take any and all action he or she considers appropriate in his or her sole discretion to

MELLON OPTIMA L/S STRATEGY FUND, L.L.C.

COMPLIANCE POLICIES AND PROCEDURES

investigate known or suspected Code violations, including consulting with the Fund’s Board, the independent Board members, a Board committee, independent legal counsel and/or counsel to the independent Board members. The Ethics Compliance Officer and counsel to the Fund also has the authority to use all reasonable resources to investigate violations, including retaining or engaging legal counsel, accounting firms or other consultants, subject to applicable law.

B.	How to Report

Any known or suspected violations of the Code must be promptly reported to the Ethics Compliance Officer and counsel to the Fund.

C.	Process for Violation Reporting to the Board

The Ethics Compliance Officer and counsel to the Fund will report any violations of the Code promptly to the Chairman of the Independent Directors.

D.	Sanctions for Code Violations

Violations of the Code will be taken seriously. In response to reported or otherwise known violations, BNY Mellon, the Adviser and the Fund’s Board may impose sanctions which they deem appropriate within the scope of their respective authority over the Covered Officer at issue. Sanctions imposed by BNY Mellon and the Adviser could include termination of employment. Sanctions imposed by the Fund’s Board could include termination of association with the Fund.

V.	Waivers from the Code

A Covered Officer may request a waiver from the Code by transmitting a written request for a waiver to the Ethics Compliance Officer and counsel to the Fund.2 The request must include the rationale for the request and must explain how the waiver would be in furtherance of the standards of conduct described in and underlying purposes of the Code.

The Ethics Compliance Officer, upon consultation with counsel to the Fund, may grant waivers from the Code, as appropriate, subject to and in furtherance of, the standards of conduct described in the Code. The Ethics Compliance Officer and counsel to the Fund must fully document their consideration of any waiver request, including the rationale for granting or denying the waiver and promptly report the grant of any waiver (including the identification of any implicit waiver) to the Chairman of the Independent Directors. In connection with the report

[2]	There would not be a waiver of the Code if the Ethics Compliance Officer and counsel to the Fund determines that a matter is not a deviation from the Code’s requirements or is otherwise not covered by the Code.

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COMPLIANCE POLICIES AND PROCEDURES

of an implicit waiver, the Ethics Compliance Officer and Fund will propose (a) a resolution of the underlying departure from the Code, and (b) if appropriate under the circumstances, measures to ensure prompt discovery of such a departure in the future. The Ethics Compliance Officer and counsel to the Fund will monitor the activities subject to the waiver, as appropriate, and for compliance with any terms of the waiver and any violation of the terms of a waiver shall be treated as a violation of this Code. In lieu of determining whether to grant a waiver, the Ethics Compliance Officer and counsel to the Fund may refer the matter to the Independent Directors.

The Ethics Compliance Officer, upon consultation with counsel to the Fund, will coordinate and facilitate any required public disclosures of any waivers granted or any implicit waivers.

VI.	Amendments to the Code

The Ethics Compliance Officer, upon consultation with counsel to the Fund, may amend the Code as appropriate subject to the approval of the Independent Directors. The Ethics Compliance Officer and counsel to the Fund will coordinate and facilitate any required public disclosures of Code amendments.

VII.	Acknowledgement and Certification of Adherence to the Code

Each Covered Officer must sign a statement annually acknowledging that he or she has received a copy of the Code, as amended or updated, and confirming that he or she has complied with it (see Appendix B: Code Acknowledgement and Certification Form).

VIII.	Recordkeeping

The Ethics Compliance Officer will create and maintain appropriate records regarding the implementation and operation of the Code, including records relating to conflicts of interest determinations and investigations of possible Code violations.

IX.	Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Ethics Compliance Officer, the Covered Officer, the Fund’s Board and legal counsel.

MELLON OPTIMA L/S STRATEGY FUND, L.L.C.

COMPLIANCE POLICIES AND PROCEDURES

Appendix A

Covered Officers and Definitions

Principal Executive Officer

Individual holding the office of President of the Fund, or a person performing a similar function.

David K. Mossman serves as the President of the Fund and is a Covered Officer.

Principal Financial Officer

Individual holding the office of Treasurer of the Fund, or a person performing a similar function.

Jennifer Carnes serves as the Treasurer of the Fund and is a Covered Officer.

Ethics Compliance Officer

Katherine M. Cain serves as the Ethics Compliance Officer of the Fund.

Registered Management Investment Company

Registered investment companies other than a face-amount certificate company or a unit investment Fund.

Waiver

A waiver is an approval of an exemption from a Code requirement.

Implicit Waiver

An implicit waiver is the failure to take action within a reasonable period of time regarding a material departure from a requirement or provision of the Code that has been made known to the Ethics Compliance Officer and counsel to the Fund.

Independent Directors

Those Directors of the Fund who are not “interested persons” of the Fund or the Adviser as that term is defined in
Section 2(a)(19) of the Investment Company Act.

MELLON OPTIMA L/S STRATEGY FUND, L.L.C.

COMPLIANCE POLICIES AND PROCEDURES

Appendix B

CERTIFICATION

Annual Acknowledgement and Certification of Obligations Under the Code of Business Conduct and Ethics

1.	I acknowledge and certify that I am a Covered Officer under the Mellon Optima L/S Strategy Fund LLC Code of Business Conduct and Ethics (the “Code”) and therefore subject to all of its requirements and provisions.

2.	I have read and understand the requirements and provisions set forth in the Code.

3.	I have adhered to the Code and will continue to adhere to the Code.

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